Exhibit 10.8
GENERAL MILLS, INC.
2007 STOCK COMPENSATION PLAN
1.	PURPOSE OF THE PLAN

The purpose of the General Mills, Inc. 2007 Stock Compensation Plan (the “Plan”) is to attract and retain able individuals by rewarding employees of General Mills, Inc., its subsidiaries and affiliates (defined as entities in which General Mills, Inc. has a significant equity or other interest) (collectively, the “Company”) and to align the interests of employees with those of the stockholders of the Company. The Company shall include any successors to General Mills, Inc. or any future parent corporations or similar entities.

2.	EFFECTIVE DATE AND DURATION OF PLAN

This Plan shall become effective as of September 24, 2007, subject to the approval of the stockholders of the Company at the Annual Meeting on September 24, 2007. Awards may be made under the Plan until December 31, 2009.

3.	ELIGIBLE PERSONS

Only persons who are employees of the Company shall be eligible to receive grants of Stock Options, Restricted Stock, Restricted Stock Units, and/or Stock Appreciation Rights (each defined below) and become “Participants” under the Plan. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall exercise the discretionary authority to determine from time to time the employees of the Company who are eligible to participate in this Plan.

4.	AWARD TYPES
(a)	Stock Option Awards. Under this Plan, the Committee may award Participants options (“Stock Options”) to purchase a fixed number of shares of common stock ($.10 par value) of the Company (“Common Stock”). The grant of a Stock Option entitles the Participant to purchase shares of Common Stock at an “Exercise Price” established by the Committee which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, and may exceed the Fair Market Value on the grant date, at the Committee’s discretion. “Fair Market Value” shall equal the closing price on the New York Stock Exchange of the Company’s Common Stock on the applicable date.

(b)	Restricted Stock Awards. The Committee may grant Participants, subject to certain restrictions, shares of Common Stock (“Restricted Stock”) or the right to receive shares of Common Stock or cash (“Restricted Stock Units”).

(c)	Stock Appreciation Rights. The Committee may also award Participants Stock Appreciation Rights. A Stock Appreciation Right is a right to receive, upon exercise of that right, an amount, which may be paid in cash, shares of Common Stock, or a combination thereof in the complete discretion of the Committee, equal to the difference between the Fair Market Value of one share of Common Stock as of the date of exercise and the Fair Market Value of one share of Common Stock on the date of grant.
Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights are sometimes referred to as “Awards”. To the extent any Award is subject to section 409A of the Internal Revenue Code of 1986, as amended (“Code section 409A”), the terms and administration of such Award shall comply therewith and IRS guidance thereunder. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the section 409A deferral election rules and the exclusion from section 409A for certain short-term deferral amounts.

5.	COMMON STOCK SUBJECT TO THE PLAN
(a)	Maximum Shares Available for Delivery. Subject to Section 5(c), the maximum number of shares of Common Stock available for Awards to Participants under the Plan shall be 10,000,000. Stock Options and Stock Appreciation Rights awarded shall reduce the number of shares available for Awards by one share for every one share granted; provided that Stock Appreciation Rights that may be settled only in cash shall not reduce the number of shares available for Awards. Awards of Restricted Stock and Restricted Stock Units settled in shares of Common Stock shall reduce the number of shares available for Award by one share for every one share awarded, up to 25 percent of the total number of shares available; beyond that, Restricted Stock and Restricted Stock Units settled in shares of Common Stock shall reduce the number of shares available for Award by five shares for every one share awarded. Restricted Stock Units that may be settled only in cash shall not reduce the number of shares available for Awards.

The Company will repurchase a number of shares of Common Stock in the public market at least equal to the number of shares of Common Stock issued under this Plan.

In addition, any Common Stock covered by a Stock Option or Stock Appreciation Right granted under the Plan which is forfeited prior to the end of the vesting period shall be deemed not to be granted for purposes of determining the maximum number of shares of Common Stock available for Awards under the Plan. In the event a Stock Appreciation Right is settled for cash, the number of shares deducted against the maximum number of shares provided in Section 5(a) shall be restored and again be available for Awards. However, if (i) any Stock Option or Stock Appreciation Right that is exercised through the delivery of Common Stock in satisfaction of the Exercise Price, and (ii) withholding tax requirements arising upon exercise of any Stock Option or Stock Appreciation Right are satisfied through the withholding of Common Stock otherwise deliverable in connection with such exercise, the full number of shares of Common Stock underlying any such Stock Option or Stock Appreciation Right, or portion thereof being so issued shall count against the maximum number of shares available for grants under the Plan.

Upon forfeiture or termination of Restricted Stock or Restricted Stock Units prior to vesting, the shares of Common Stock subject thereto shall again be available for Awards under the Plan.

(b)	Individual Share Limits. The number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights or shares of Common Stock available for Restricted Stock or Restricted Stock Unit Awards granted under the Plan to any single Participant shall not exceed, in the aggregate, 1,000,000 shares and/or units per fiscal year. This per-Participant limit shall be construed and applied consistently with Code section 162(m) and the regulations thereunder.

(c)	Adjustments for Corporate Transactions. If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding Awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding Awards; (iii) the number of shares credited to an account; (iv) the share limits imposed under the Plan; and if applicable; (v) the Exercise Price of outstanding Options and Stock Appreciation Rights provided that the number of shares of Common Stock subject to any Option or Stock Appreciation Right denominated in Common Stock shall always be a whole number. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the

Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. Notwithstanding anything in this paragraph to the contrary, an adjustment to an Option or Stock Appreciation Right under this paragraph shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Code section 409A.

(d)	Limits on Distribution. Distribution of shares of Common Stock or other amounts under the Plan shall be subject to the following:
(i)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(ii)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
(e)	Stock Deposit Requirements and other Restrictions. The Committee, in its discretion, may require as a condition to the grant of Awards, the deposit of Common Stock owned by the Participant receiving such grant, and the forfeiture of such grant, if such deposit is not made or maintained during the required holding period. Such shares of deposited Common Stock may not be otherwise sold or disposed of during the applicable holding period or restricted period. The Committee may also determine whether any shares issued upon exercise of a Stock Option or Stock Appreciation Right shall be restricted in any manner.
6.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS TERMS AND TYPE
(a)	General. Stock Options granted under the Plan shall be Non-Qualified Stock Options governed by Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). The term of any Stock Option and Stock Appreciation Right granted under the Plan shall be determined by the Committee, provided that said term shall not exceed 10 years and one month.

(b)	No Reload Rights. Neither Stock Options nor Stock Appreciation Rights granted under this Plan shall contain any provision entitling the optionee or right-holder to the automatic grant of additional options or rights in connection with any exercise of the original option or right.

(c)	No Repricing. Subject to Section 5(c), outstanding Stock Options and Stock Appreciation Rights granted under this Plan shall under no circumstances be repriced.
7.	GRANT, EXERCISE AND VESTING OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
(a)	Grant. Subject to the limits otherwise imposed by the terms of this Plan, the Committee has discretionary authority to determine the size of a Stock Option or Stock Appreciation Right Award, which may be tied to meeting performance-based requirements.

(b)	Exercise. Except as provided in Sections 11 and 12 (Change of Control and Termination of Employment), each Stock Option or Stock Appreciation Right may be exercised only in accordance with the terms and conditions of the Stock Option grant or Stock Appreciation Right and during the periods as may be established by the Committee. A Participant exercising a Stock Option or Stock Appreciation Right shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise, which must be a business day at the executive offices of the Company.

(c)	Vesting. Stock Options and Stock Appreciation Rights shall not be exercisable unless vested. Subject to Sections 11 and 12 Stock Options and Stock Appreciation Rights shall be fully vested only after four years of the Participant’s continued employment with the Company following the date of the grant.

(d)	Payment of Exercise Price. The Exercise Price for Stock Options shall be paid to the Company at the time of such exercise, subject to any applicable rule or regulation adopted by the Committee:
(i)	in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii)	through the tender of shares of Common Stock owned by the Participant (by either actual delivery or attestation);

(iii)	by a combination of (i) and (ii) above; or

(iv)	by authorizing a third party broker to sell a sufficient number of shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company such sales proceeds to pay the entire Exercise Price and any tax withholding resulting from the exercise.
For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.
8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock and Restricted Stock Units may be awarded on either a discretionary or performance-based method.
(a)	Discretionary Awards. With respect to discretionary Awards of Restricted Stock and Restricted Stock Units, the Committee shall:
(i)	Select Participants to whom Awards will be made;

(ii)	Subject to the otherwise applicable Plan limits, determine the number of shares of Restricted Stock or the number of Restricted Stock Units to be awarded to a Participant;

(iii)	Determine the length of the restricted period, which shall be no less than four years;

(iv)	Determine the purchase price, if any, to be paid by the Participant for Restricted Stock or Restricted Stock Units;

(v)	Determine whether Restricted Stock Unit Awards will be settled in shares of Common Stock or cash; and

(vi)	Determine any restrictions other than those set forth in this Section.
(b)	Performance-Based Awards. With respect to Awards of performance-based Restricted Stock and Restricted Stock Units, the intent is to grant such Awards so as to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). Performance-based Awards are subject to the following:
(i)	The Committee has exclusive authority to determine which Participants may be awarded performance-based Restricted Stock and Restricted Stock Units and whether any Restricted Stock Unit Awards will be settled in shares of Common Stock, cash, or a combination thereof.

(ii)	In order for any Participant to be awarded Restricted Stock or Restricted Stock Units for a Performance Period (defined below), the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes (“Net Earnings”) of the Company for such Performance Period must be greater than zero.

(iii)	At the end of the Performance Period, if the Committee determines that the requirement of Section 8(b)(ii) has been met, each Participant eligible for a performance-based Award shall be deemed to have earned an Award equal in value to the Maximum Amount, or such lesser amount as the Committee shall determine in its discretion to be appropriate. The Committee may base this determination of grant size on performance-based criteria and in no case shall this have the effect of increasing an Award payable to any other Participant. For purposes of computing the value of Awards, each Restricted Stock or Restricted Stock Unit shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date the Award is granted.
(iv)	In addition to the limitation on the number of shares of Common Stock available for Awards under section 5(b) hereof, in no event shall the total value of the performance-based Restricted Stock or Restricted Stock Unit Award granted to any Participant for any one Performance Period exceed 0.5 percent of the Company’s Net Earnings for that Performance Period (such amount is the “Maximum Amount”).

(v)	The Committee shall determine the length of the restricted period which, subject to Sections 11 and 12, shall be no less than four years.

(vi)	“Performance Period” means a fiscal year of the Company, or such other period as the Committee may from time to time establish.
Subject to the restrictions set forth in this Section, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.

Each Participant who is awarded Restricted Stock Units that are settled in shares of Common Stock shall be eligible to receive, at the expiration of the applicable restricted period (or such later time as provided herein), one share of Common Stock for each Restricted Stock Unit awarded, and the Company shall issue to each such Participant that number of shares of Common Stock. Each Participant who is awarded Restricted Stock Units that are settled in cash shall receive an amount equal to the Fair Market Value of a share of Common Stock on the date the applicable restricted period ends, multiplied by the number of Units awarded. Participants who receive Restricted Stock Units shall have no rights as stockholders with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participants (if applicable); provided, however, that as of the first day of each quarter, during the applicable restricted period for all Restricted Stock Units awarded hereunder, the Company shall pay to each such Participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock.

The Committee may in its discretion permit a Participant to defer receipt of any Common Stock or cash issuable upon the lapse of any restriction of Restricted Stock or Restricted Stock Units, subject to such rules and procedures as it may establish. In particular, the Committee shall establish rules relating to such deferrals intended to comply with the requirements of Code section 409A, including without limitation, the time when a deferral election can be made, the period of the deferral, and the events that would result in payment of the deferred amount.

9.	TRANSFERABILITY OF AWARDS

Except as otherwise provided by rules of the Committee, no Stock Options or Stock Appreciation Right shall be transferable by a Participant otherwise than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution, and such Stock Options or Stock Appreciation Right shall be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. Except as otherwise provided in Section 8, no shares of Restricted Stock and no Restricted Stock Units shall be sold, exchanged, transferred, pledged or otherwise disposed of during the restricted period.

10.	TAXES

The Company has the right to withhold amounts from Awards to satisfy tax obligations as it deems appropriate. Whenever the Company issues Common Stock under the Plan, unless it decides to satisfy the withholding obligations through additional withholding on salary or other wages, it may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state, local or foreign tax withholding requirements prior to the delivery of such Common Stock, or the Company may in its discretion withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements; provided however, except as otherwise provided by the Committee, that the total tax withholding where shares are used to satisfy such tax obligations shall not exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Federal, state and foreign tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
11.	CHANGE OF CONTROL
(a)	Each of the following (i) through (iv) constitutes a “Change of Control”:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

(ii)	Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”); excluding however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Securities, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(b)	If, within two years after a Change of Control a Participant experiences an involuntary separation from service initiated by the Company for reasons other than “cause” (for this purpose cause shall have the same meaning as that term has in Section 4.2(b)(ii) of Plan B of the General Mills Separation Pay and Benefits Program for Officers), or a separation from service for “good reason” actually entitling the employee to certain separation benefits under Section 4.2(a)(ii) of Plan B of the General Mills Separation Pay and Benefits Program for Officers, the following applies:
(i)	All of his or her outstanding Stock Options and Stock Appreciation Rights shall fully vest immediately and remain exercisable for the one-year period beginning on the date of his or her separation from service.

(ii)	All shares of Restricted Stock and Restricted Stock Units shall fully vest and be settled immediately (subject to a proper deferral election made with respect to the Award); provided, however, that any Section 409A Restricted Stock Units (not subject to a proper deferral election) shall be settled on the Participant’s separation from service (within the meaning of Code section 409A) or in the case of a Participant who is a “specified employee” (within the meaning of Code section 409A) on the first day of the seventh month following the month of the Participant’s separation from service.
(c)	If, pending a Change of Control, the Committee determines the Common Stock will cease to exist without an adequate replacement security that preserves Participants’ economic rights and positions, then, by action of the Committee, the following shall occur:
(i)	All Stock Options and Stock Appreciation Rights shall become exercisable immediately prior to the consummation of the Change of Control in such manner as is deemed fair and equitable by the Committee.

(ii)	The restrictions on all shares of Restricted Stock shall lapse and Restricted Stock Units shall vest immediately prior to consummation of the Change of Control.

(iii)	If the Change of Control constitutes a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Participants’ Restricted Stock Units shall be settled upon the Change of Control.

(iv)	If the Change of Control does not constitute a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Restricted Stock Units that are not Section 409A Restricted Stock Units and on which a deferral election was not made shall be settled upon the Change of Control. However, the Section 409A Restricted Stock Units, or Restricted Stock Units for which a proper deferral election was made, shall be settled in cash equal to the Fair Market Value of the Restricted Stock Units at the time of the Change of Control, plus interest at a rate of Prime plus 1% from the Change of Control to the date of payment, which shall be the time the original restriction period would have closed, or the date elected pursuant to the proper deferral election, as applicable.
(d)	With respect to any outstanding Awards as of the date of any Change of Control which require the deposit of owned Common Stock as a condition to obtaining rights, the deposit requirement shall be terminated as of the date of the Change of Control.

12.	TERMINATION OF EMPLOYMENT
(a)	Resignation or Termination for Cause. If the Participant’s employment by the Company is terminated by either
(i)	the voluntary resignation of the Participant, or

(ii)	a Company discharge due to Participant’s illegal activities, poor work performance, misconduct or violation of the Company’s Code of Conduct, policies or practices, then the Participant’s Stock Options and Stock Appreciation Rights shall terminate three months after such termination (but in no event beyond the original full term of the Stock Options or Stock Appreciation Rights) and no Stock Options or Stock Appreciation Rights shall become exercisable after such termination, and all shares of Restricted Stock and Restricted Stock Units which are subject to restriction on the date of termination shall be forfeited.

(b)	Other Termination. If the Participant’s employment by the Company terminates involuntarily at the initiation of the Company for any reason other than specified in Sections 11, 12 (a), (d) or (e), the following rules shall apply:
(i)	In the event that, at the time of such involuntary termination, the sum of the Participant’s age and years of service with the Company equals or exceeds 70, the Participant’s outstanding Stock Options and Stock Appreciation Rights shall continue to become exercisable according to the schedule established at the time of grant unless otherwise provided in the applicable Award agreement, the restriction on all shares of Restricted Stock shall lapse and Restricted Stock Units shall vest and be paid (or deferred, as appropriate) immediately. Stock Options and Stock Appreciation Rights shall remain exercisable for the remaining full term of such Awards.

(ii)	In the event that, at the time of such involuntary termination, the sum of the Participant’s age and years of service with the Company is less than 70, the Participant’s outstanding unexercisable Stock Options and Stock Appreciation Rights, and unvested Restricted Stock and Restricted Stock Units, shall become exercisable or vest and paid or deferred immediately, as the case may be, as of the date of termination, in a pro-rata amount based on the full months of employment completed during the full vesting period from the date of grant to the date of termination with such newly-vested Stock Options and Stock Appreciation Rights, and Stock Options and Stock Appreciation Rights exercisable on the date of termination, remaining exercisable for the lesser of one year from the date of termination and the original full term of the Stock Option and/or Stock Appreciation Right. All other Stock Options, Stock Appreciation Rights, shares of Restricted Stock and Restricted Stock Units shall be forfeited as of the date of termination. Provided, however, that if the Participant is an executive officer of the Company, the Participant’s outstanding Stock Options and Stock Appreciation Rights which, as of the date of termination are not yet exercisable, shall become exercisable effective as of the date of such termination and, with all outstanding Stock Options and Stock Appreciation Rights already exercisable on the date of termination, shall remain exercisable for the lesser of one year following the date of termination and the original full term of the Stock Option or Stock Appreciation Right, and all shares of Restricted Stock and Restricted Stock Units shall vest as of the date of termination and be paid or deferred immediately.
Notwithstanding the foregoing, any Section 409A Restricted Stock Units that vest under this Section 12(b) shall be paid on the Participant’s separation from service (within the meaning of Code section 409A), or in the case of a Participant who is a specified employee (within the meaning of Code section 409A) shall be paid on the first day of the seventh month following the month of separation from service.
(c)	Death. If a Participant dies while employed by the Company, any Stock Option or Stock Appreciation Right previously granted under this Plan shall fully vest and become exercisable upon death and may be exercised by the person designated in such Participant’s last will and testament or, in the absence of such designation, by the Participant’s estate. Stock Options and Stock Appreciation Rights shall remain exercisable for the remaining full term of such Awards.
A Participant who dies while employed by the Company during any applicable restricted period, shall fully vest in such shares of Restricted Stock or Restricted Stock Units, effective as of the date of death. Such shares or cash shall be paid as of the first day of the month following death.
(d)	Retirement. The Committee shall determine, at the time of grant, the treatment of Awards upon the retirement of the Participant. Unless other terms are specified in the original Award, if the termination of employment is due to a Participant’s retirement on or after age 55 and completion of five years of eligibility service under the General Mills Pension Plan, the Participant may exercise a Stock Option or Stock Appreciation Right pursuant to the original terms and conditions of such Awards, and shall fully vest in, and be paid or have deferred, all shares of Restricted Stock or shares or cash attributable to Restricted Stock Units effective as of the date of employment termination as a retiree. However, the Restricted Stock Units without a proper deferral election that vest under this Section 12(d) shall be payable on the Participant’s separation from service (within the meaning of Code section 409A) or in the case of a Participant who is a specified employee (within the meaning of Code section 409A) shall be paid on the first day of the seventh month following the month of separation from service.

A Restricted Stock Unit that could vest upon retirement under this Section 12(d) at any time within the Award’s restricted period shall be referred to as a “Section 409A Restricted Stock Unit”.

Notwithstanding the above, the terms of this Section 12(d) shall not apply to a Participant who, prior to a Change of Control, is terminated for cause as described in Section 12(a)(ii); said Participant shall be treated as provided in Section 12(a).

(e)	Spin-offs. If the termination of employment is due to the cessation, transfer, or spin-off of a complete line of business of the Company, the Committee, in its sole discretion, shall determine the vesting treatment of all outstanding Awards under the Plan. Such treatment shall be consistent with Code section 409A, and in particular will take into account whether a separation from service has occurred within the meaning of section 409A.
13.	ADMINISTRATION OF THE PLAN
(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section.

(b)	Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more outside, disinterested members of the Board who, in the judgment of the Board, are qualified to administer the Plan as contemplated by Rule 16b-3 of the Securities and Exchange Act of 1934 (or any successor rule), Code section 162(m) and the regulations thereunder (or any successors thereto), and any rules and regulations of a stock exchange on which Common Stock is traded.

(c)	Powers of Committee. The authority to manage and control the operations and administration of the Plan shall be vested in the Committee, subject to the following:
(i)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 14) to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(ii)	The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(iii)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(iv)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.
(d)	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
14.	AMENDMENTS OF THE PLAN

The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board of Directors, where required, the Committee may at any time terminate, amend, or suspend the operation of the Plan, provided that no action shall be taken by the Board of Directors or the Committee without the approval of the stockholders which would:
(a)	except as provided in Section 5(c), materially increase the number of shares which may be issued under the Plan;

(b)	permit granting of Stock Options or Stock Appreciation Rights at less than Fair Market Value;

(c)	except as provided in Section 5(c), permit the repricing of outstanding Stock Options or Stock Appreciation Rights; or

(d)	amend the maximum shares set forth in Section 5(b) which may be granted to any single Participant.
No termination, modification, suspension, or amendment of the Plan shall alter or impair the rights of any Participant pursuant to an outstanding Award, in any material respect, without the consent of the Participant. There is no obligation for uniformity of treatment of Participants under the Plan.

15.	FOREIGN JURISDICTIONS

The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.

16.	NON-ALIENATION OF RIGHTS AND BENEFITS.

Subject to Section 9 and the rights of the Company established under the Plan’s terms, no right or benefit under the Plan shall be subject to alienation, sale, assignment, pledge, or encumbrance and any attempt to do so shall be void. No right or benefit under the Plan be subject to the debts, contracts, liabilities or torts of the person entitled to such rights or benefits.

17.	LIMITATION OF LIABILITY OR OBLIGATION OF THE COMPANY.

Nothing in the Plan shall be construed
(a)	to give any employee of the Company any right to be granted any Award other than at the sole discretion of the Committee;

(b)	to give any Participant any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

(c)	to limit in any way the right of the Company or any Subsidiary to terminate, change or modify, with or without cause, the employment of any Participant at any time; or

(d)	to be evidence of any agreement or understanding, express or implied, that the Company or any Subsidiary will employ any Participant in any particular position at any particular rate of compensation or for any particular period of time.
Payments and other benefits received by a Participant under an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement.

18.	NO LOANS

The Company shall not lend money to any Participant to finance a transaction under this Plan.

19.	NOTICES

All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:
Attention: Corporate Compensation General Mills, Inc. Number One General Mills Boulevard Minneapolis, MN 55426
20.	RECOGNITION AWARDS

Notwithstanding any other provision of the Plan to the contrary, the Committee is given the discretionary authority to award up to a total of 10,000 unrestricted shares of Common Stock during each calendar year to selected employees as a bonus or reward (“Recognition Awards”). Under this paragraph no employee shall receive over 100 shares of Common Stock as Recognition Awards over the duration of the Plan’s term.